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                                          Confidential and Proprietary Materials

Memorandum

TO:        The File

FROM:      Alison Micucci, CCO
DATE:      May 6, 2004
SUBJECT:   Portfolio Holdings Disclosure

THIS MEMO IS TO SUPPLEMENT THE NYLIM'S MUTUAL FUND HOLDINGS DISCLOSURE POLICY. AS OF THE DATE OF THIS MEMO, THE FOLLOWING REPRESENTS THE LIST OF SERVICE PROVIDERS, THIRD-PARTY VENDORS AND OTHER ENTITIES THAT RECEIVE TRANSMISSIONS OF MUTUAL FUND PORTFOLIO HOLDINGS DATA DIRECT FROM NYLIM.

TO SIMPLIFY THE PROCESS OF UPDATING THE POLICY, THESE FIRMS ARE NOT SPECIFICALLY DEFINED IN THE POLICY AND ARE BEING PRESENTED HERE FOR INFORMATIONAL PURPOSES ONLY.

I.    AUTHORIZED SERVICE PROVIDERS WITH ACCESS TO NON-PUBLIC HOLDINGS DATA:

      -     CUSTODY BANKS:

            o     BANK OF NEW YORK

            o     STATE STREET

      -     INDEPENDENT AUDITORS:

            o     KPMG

            o     PWC

      - RUSSELL MELLON - Receives holdings for select funds shortly after month-end close in order to calculate portfolio statistics for shareholder reports and Board use.

      - PROXY VOTING AND PRICING SERVICES SUCH AS ISS, LPC, IDC, ETC - Receive only security identifiers such as CUSIP numbers without any indication as to what portfolio they are held in.

      - PRINCETON FINANCIAL SYSTEMS (Portfolio accounting ("PAM") system developer) - Occasionally may have access to complete holdings when trouble shooting a system problem.

      -     MERRILL CORPORATION - Produces our quarterly fund fact sheets.

II. THIRD-PARTY VENDERS THAT REGULARLY RECEIVE TRANSMISSIONS OF PORTFOLIO HOLDINGS DATA ONCE THE INFORMATION BECOMES PUBLIC

            1.    Bloomberg
            2.    Morningstar
            3.    S&P
            4.    Thomson
            5.    Lipper


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                               MACKAY SHIELDS LLC
                      INFORMATION SECURITY & PRIVACY POLICY

A. BACKGROUND

The Securities and Exchange Commission's Privacy Rule, REGULATION S-P, requires registered investment advisers like MacKay Shields LLC ("MacKay Shields" or the "Firm"), to protect the financial privacy of their customers and employees and to adopt policies and procedures that address administrative, technical, and physical safeguards for customer information. The safeguards should be reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (3) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. The Rule also requires the proper disposal of customer and employee consumer report information. Accordingly, MacKay has developed an Information Security and Privacy Policy (the "Privacy Policy") as set forth below.

B. CATEGORIES OF INFORMATION

The privacy rule defines three basic categories of information:

1. Publicly available information - any information that the firm believes is lawfully made available to the general public from three types of sources: information from official government records; information from widely distributed media, such as telephone books or newspapers; and information that is disclosed to the general public as required by law, such as securities disclosure documents.

2. Personally identifiable financial information - any information the firm collects about a consumer (prospective client) in conjunction with providing a financial product or service. This includes information provided by the consumer during the application process when entering into an investment advisory contract, or obtaining a financial plan (e.g., name, phone number, address).

3. Nonpublic personal information (this is the category of information protected by the privacy rule) - any personally identifiable financial information, and any list or description or groupings of consumers created from such information.

MACKAY SHIELDS LLC DOES NOT DISCLOSE OR SHARE ANY NONPUBLIC PERSONAL CLIENT INFORMATION TO ANYONE, EXCEPT AS REQUIRED BY LAW.

MacKay Shields uses UNAFFILIATED THIRD-PARTY SERVICE PROVIDERS for the purpose of supporting its advisory services provided to MacKay Shields clients. MacKay Shields provides these third parties with only the information necessary to carry out their assigned responsibilities and only for that purpose. To the extent that unaffiliated third-party service providers have access to "customer" information as defined under the SEC Privacy Rules, these parties must agree to comply with stringent security and privacy policies and procedures.


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Regulation S-P requires that contractual agreements between an investment adviser and nonaffiliated third party service provider include terms to ensure that the third party will maintain the confidentiality of any nonpublic personal client information it may receive concerning the adviser's consumers or customers. MacKay Shields will ensure that all service agreements that contain nonpublic personal "customer" information as defined under the SEC's Privacy Rule, contain adequate confidentiality contractual provisions ("Applicable Service Agreements"). In addition, for all Applicable Service Agreements MacKay Shields will request a copy of the service providers' privacy policies and procedures, and will provide a copy of MacKay Shields privacy policies and procedures to these entities and obtain written certification that they have read, understand and agree to adhere to MacKay Shields policy statement.

C. CUSTOMER RELATIONSHIPS

The SEC takes the position that if an investment adviser is required to deliver a brochure under the "Brochure Rule," then a customer relationship exists, even in the absence of a written advisory agreement. The privacy rule does not apply to INSTITUTIONAL OR CORPORATE clients. Under the regulation, a consumer or a customer must be an individual. Therefore, a client that is not an individual (such as a pension plan, trust, corporation or limited partnership) is neither a consumer nor a customer of the adviser under the SEC Privacy Rule.

D. PRIVACY NOTICES

MacKay Shields is required to provide to customers INITIAL AND ANNUAL PRIVACY NOTICES even though it does not share consumer information with anyone. For a customer, MacKay Shields will provide an initial privacy notice no later than the time of establishing the customer relationship. The notice will be incorporated within MacKay Shields disclosure brochure, which is included in MacKay Shields marketing brochure. In addition, MacKay Shields will provide an annual privacy notice to customers once every 12 consecutive months and each such period thereafter, as long as a customer relationship exists. Under the privacy rule, notices must be provided in writing or, if the customer agrees, in electronic form.

E. PRIVACY PROTECTION STANDARDS

The privacy rule requires the adoption of policies and procedures that are reasonably designed to ensure the SECURITY and CONFIDENTIALITY of customer information. In addition, these policies and procedures must be designed to prevent unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

To ensure that the systems that process and store information are operated and maintained in a secure and recoverable environment, safe from misuse, theft and foreseeable catastrophes, MacKay Shields has adopted the following policy and procedures:

      1.    ADMINISTRATIVE SAFEGUARDS (MANAGERS / EMPLOYEES)

      a) Information owned by MacKay Shields must be treated with the same care as any other firm asset. All employees are responsible for the protection of information.


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      b)    All employees must understand and adhere to the firm's Privacy
            Policy. MacKay Shields' Legal/Compliance Department will periodically train employees in this area as part of the Firm's general training program. At the time of hire, however, all new employees, including temps, must review the Privacy Policy, acknowledge their understanding and certify that they will comply with its requirements.

      c) Employees must safeguard information in their possession to prevent access by unauthorized individuals (e.g., conceal confidential client information). Departing employees must not take with them or disclose nonpublic customer information.

      d) Management must protect non-public personal "customer" information used in their area, and ensure that all employees under their supervision understand and follow the firm's Privacy Policy.

      e) Management must limit access to client information to those employees that need access to the information to provide services to the client or conduct firm operations.

      f) To prevent unauthorized disclosure, employees should not give personal information out over the telephone or in response to an e-mail unless they have identified the person to whom they are communicating as either the client, a fiduciary representative of the client, or a party that needs information to complete a transaction for the client, (e.g., broker-dealers and custodians).

      g) Employees must report any attempted violations of security controls to Mackay Shields' Legal/Compliance Department.

      2.    PHYSICAL SAFEGUARDS

      a) Client information should not be left in offices or conference rooms unattended.

      b) Make sure all client records are appropriately secured at the end of the day.

      c)    Where applicable, lock door to office(s) at the close of business.

      d) Visitors should not be permitted to walk unattended in areas where client information is accessible.

      e) Destroy or shred documents containing client information prior to disposal.

      f) The building has established a security station on the ground floor, where all building employees are required to show passes and visitors are required to show identification and sign in for the tenant being visited.

      g) Regularly test any physical safeguards to confirm they are operating properly.

      h) Protect against destruction of customer information due to potential physical hazards, such as fire and water damage (i.e., smoke and water detectors).

      3.    TECHNICAL SAFEGUARDS (APPLICATION & DATA SECURITY)

      a)    All computer systems must limit access to authorized users.

      b) Access to client information must be restricted to those employees who need access to the information to service the client or conduct firm operations.


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      c)    Computer systems must be protected with individual user identifiers, each with a required password. Passwords must be kept confidential and secure.

      d)    PCs with access to client information should not be left unattended.

      e) Access privileges previously granted to those who are terminated or whose responsibilities change must be promptly revoked.

            All emails sent that contain nonpublic personal "customer" information should be accompanied with the following disclaimer:

            NOTICE: If received in error, please destroy and notify sender. Sender does not waive confidentiality or privilege, and use is prohibited.

      f) All facsimiles sent that contain nonpublic personal "customer" information should contain the following disclaimer on the fax cover:

            NOTICE: If received in error, please destroy and notify sender. Sender does not waive confidentiality or privilege, and use is prohibited.

      g) All computers should be protected with approved anti-virus software or hardware. All occurrences of computer viruses must be reported promptly.

      h) Computer hardware must be installed in areas with restricted access and either be physically secured or stowed in a locked area when not in use.

      i)    All systems/critical applications must be backed up each night.

F. SHARING DATA WITH LAW ENFORCEMENT AGENCIES


As a result of the September 11, 2001 terrorist attacks on America, Congress and Washington's law enforcement and regulatory agencies requested from financial institutions all financial data that could lead investigators to individuals financing terrorism. In the event that any law enforcement, government or regulatory agency should request (hereinafter referred to as "Official Request") customer personal/financial information from MacKay Shields for investigative purposes, MacKay Shields will fully comply with such Official Requests and will provide the information under the following guidelines:

      a) The Legal/Compliance Department should be immediately notified of any Official Requests for customer personal information;

      b) MacKay Shields will fully cooperate with law enforcement agencies and their investigative government authorities in terms of sharing customer information. The Legal/Compliance Department must first verify that such authorities are employed with the government agency, and/or be provided with a signed judicial subpoena or compliance certificate from the law enforcement agency; and

      c) MacKay Shields will only provide the specific information requested, and not provide any additional or unsolicited information.


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G.    DISPOSAL OF CUSTOMER AND EMPLOYEE CONSUMER REPORT INFORMATION

      1. If MacKay Shields desires to dispose of "consumer report information", it will use methods of disposal that are reasonably designed to protect against unauthorized access or use. Accordingly, written consumer report information will be shredded so that it may not be read or reconstructed and electronic media that contain consumer report information will be erased or destroyed prior to disposal, sale or donation.

      2. These disposal procedures apply both to consumer report information of customers and employees. "Consumer report information" is any record about an individual, whether in paper, electronic or other form, that is a consumer report or is derived from a consumer report. A consumer report is any written or other communications of any information by a consumer reporting agency bearing on a customer or employee's credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living. A consumer report would also include a compilation done by MacKay Shields of various consumer report records. Information that is publicly available is also subject to proper disposal.


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                               MACKAY SHIELDS LLC
                      INFORMATION SECURITY & PRIVACY POLICY
                                  ATTACHMENT A

ACKNOWLEDGMENT

I have read and understand MacKay Shields' Information Security & Privacy Policy (the "Privacy Policy"). I recognize that the Privacy Policy applies to me and I agree to comply in all respects with the requirements described therein. If I become aware of any inconsistencies between the stated requirements and the firm's practices, I will immediately inform my manager and the Legal/Compliance Department of such inconsistency(ies). I understand that any material and willful or negligent violation of the Privacy Policy may result in serious disciplinary actions being brought against me, up to and including possible dismissal from the Firm.

-----------------------------------       -----------------------------------
Name                                            Title


-----------------------------------       -----------------------------------
Signature                                       Date


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                               MACKAY SHIELDS LLC

                      INFORMATION SECURITY & PRIVACY POLICY

                                  ATTACHMENT B

           INFORMATION SECURITY PROGRAM (ISP) POLICIES AND PROCEDURES
                                       FOR
                      MACKAY SHIELDS AFFILIATED HEDGE FUNDS

Investors in unregistered investment companies that are affiliated with MacKay Shields (the "Hedge Funds") have provided the Firm and its related entities with nonpublic personal information that is protected by regulations promulgated under the Gramm-Leach-Bliley Act (the "Regulations"). Accordingly, as a supplement to MacKay Shields general Privacy Policy, the firm has developed a separate Information Security Program ("ISP") governing its investment management activities in this area. The ISP sets forth standards for maintaining administrative, technical and physical safeguards to (1) ensure the security and confidentiality of protected nonpublic personal information, (2) protect against any anticipated threats or hazards to the security of such information and (3) protect against unauthorized access to or use of such information.

A.       INFORMATION SECURITY PROGRAM ADMINISTRATOR.

         1. The Firm designates the Chief Compliance Officer or his designee as the person responsible for administering the ISP (the "Program Administrator"). As required by the Regulations, the Program Administrator is responsible for the Firm's information security compliance efforts and, accordingly, all inquiries from and reports by the Firm's personnel pertaining to Firm information security should be directed to the Program Administrator.

2. The Program Administrator will be responsible for: (i) assessing existing risks to nonpublic personal information; (ii) developing ways to manage and control such risks; (iii) monitoring third-party vendor arrangements to ensure information security; and (iv) testing and revising the Program in light of relevant changes in technology and threats to client information.

B. IDENTIFICATION OF INTERNAL AND EXTERNAL RISKS TO CUSTOMER INFORMATION. The Program Administrator will review all foreseeable internal and external risks to information security with key Firm operations, management and risk control personnel in all areas of the Firm's operations. The Program Administrator will assess the likelihood and potential damage of these threats, the sufficiency of any safeguards in place to control such risks and, where appropriate, revise policies and procedures to address such risks.


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         1. The Program Administrator will meet with all Firm personnel periodically to review and implement the Program. The Program Administrator will be available for questions from Firm personnel as to the application of the Program. Based upon the information gathered by performing the risk assessments, and as changes in laws or regulations require, the Program Administrator will assess the need for, and arrange for, training of Firm personnel, and will provide policy and procedure updates as may be necessary to ensure that the Program is properly implemented.

2. The Program Administrator will ensure that the Firm (i) takes reasonable steps in selecting, maintaining, upgrading and periodically testing the security protections of the information systems (including physical protection, network firewalls, relevant software, information processing, storage, transmission and disposal systems and arrangements); and (ii) employs appropriate password protection and encryption of electronic information where necessary, including while such information is in transit or stored on a network or system to which unauthorized persons may have access.

3. The Program Administrator will ensure that all information systems and networks containing, or otherwise affecting, protected information have appropriate access controls, as well as detection, prevention and response mechanisms against attacks, intrusions, or other system failures that might materially affect the security of protected information. User login information and account management changes are frequently audited. Internal access to clients systems is protected through frequently updated password assignments. Finally, anti-virus software is updated on a daily basis on both workstations and servers.

C.       DESIGN AND IMPLEMENTATION OF SAFEGUARDS.

Based upon the policies and procedures provided under the Program, the Program Administrator will design and/or arrange for the provision of all necessary and appropriate technical and administrative safeguards for protected information and will regularly test and monitor the effectiveness of such controls, systems and procedures.

D.       VENDOR ARRANGEMENTS.

The Program Administrator will review all current and prospective vendor arrangements with respect to persons who, through their service to the Firm, will receive, maintain, process or otherwise be permitted to access protected information. In reviewing such arrangements, the Program Administrator will attempt to ensure that:

         1. the Firm selects and retains service providers who are capable of maintaining appropriate safeguards on protected information; and

         2. all contracts with service providers provide that the vendor maintain the confidentiality of protected information and that protected information only be used as necessary under the vendor contract.


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E.       EVALUATION AND UPDATE OF THE PROGRAM.

The Program Administrator will periodically, as necessary or appropriate, revise or update the Program based on (i) results of testing and monitoring pursuant to the Program; and (ii) material changes to the business and operation of the Firm.


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                               MACKAY SHIELDS LLC

                          GIFTS & ENTERTAINMENT POLICY

I.       GENERAL POLICY AND BUSINESS STANDARDS

         It is the policy and business standards of MacKay Shields LLC ("MacKay") to conduct all of its business on a sound and ethical basis. We will procure goods and services and sell our services on an impartial and objective basis, free from outside influence. Our business transactions should be free from perception that favorable treatment was sought, received or given as a result of furnishing or receiving gifts, favors, services, hospitality, entertainment or any similar gratuity (collectively referred to hereinafter as "Gift/Entertainment"). Accordingly, employees of MacKay are permitted to give a Gift/Entertainment to, or receive such from, any individual, enterprise or organization which conducts or seeks to conduct business with MacKay, or which competes with MacKay, only if all of the following are met:

                  (1) to do so would be consistent with accepted good business practices;

                  (2) the Gift/Entertainment could not be construed as a bribe, would not corrupt the judgment of the recipient, and does not obligate the recipient in any way;

                  (3) public disclosure of the Gift/Entertainment would not embarrass MacKay; and

                  (4) the Gift/Entertainment is not in the form of cash or its equivalent.

Employees should not solicit gifts or contributions from vendors that will not directly benefit MacKay. Officers and managers who negotiate contracts for goods and services have an obligation to obtain the best possible contracts on behalf of the firm. Occasionally, a vendor as an inducement offers goods and services not directly related to those required by MacKay. If at all possible, the contract should be renegotiated to fold in and take advantage of the inducement. In any event, these unrelated goods and services are the property of MacKay, and should not be used to personally benefit individual employees.

Employees occasionally may ask outside vendors and firms to donate funds or buy tables or tickets at fund-raising events for charitable organizations. Employees should not imply or suggest that current or future business depends in any way on such a donation.

II.      SUMMARY OF LEGAL AND REGULATORY REQUIREMENTS

In addition to its own self-imposed standards of business conduct, MacKay, as a registered investment adviser and fiduciary (4), must comply with specific regulatory requirements that limit or restrict the giving or receiving of gifts and/or entertainment. Accordingly, as an employee of Mackay, you have a duty to ensure that your actions are completely free from any conflict with the interests of our advisory clients.

-------------
(4) MacKay is registered as an investment adviser with the United States Securities and Exchange Commission and provides investment advisory services to two registered investment companies and many employee retirement plans. MacKay is a fiduciary under applicable federal laws (i.e., the Investment Advisers Act of 1940, the Investment Company Act of 1940 and the Employee Retirement Income Security Act respectively) and must avoid any conflict with our advisory clients.


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One such possible conflict of interest is either the acceptance or offer of gifts and/or entertainment from third parties with which we do business. We must always avoid any activity that gives rise to a question as to whether our objectivity as fiduciaries has been compromised. Even if an actual conflict of interest does not exist, the mere appearance of a conflict of interest may result in our clients' loss of confidence in us. In an effort to protect our employees and the firm from possible charges of conflict of interest, MacKay has adopted the following Gift & Entertainment Policy (the "G&E Policy").

III.     GIFT & ENTERTAINMENT POLICY

         As an initial matter, the G&E Policy distinguishes between "gifts" and "entertainment". Gifts are items (or services) of value that a third party provides to you (or you to them) where there is no business communication involved in the enjoyment of the gift. Examples of gifts include: flowers sent for a special occasion, fruits and candies sent around the holidays, tickets to a ball game for you and your child. Entertainment, on the other hand, contemplates that the giver of the item of value participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships with the Company. Entertainment that does not further the Company's interests is not appropriate.

         In order to determine whether an item given or received is a gift or entertainment, it is necessary to evaluate the participation of the individual who offered the item of value. Thus, a particular item could be either a gift or entertainment depending upon the facts and circumstances. Using an example described above, tickets to a ball game that were given to you would be considered a gift, if the use of those tickets was limited to you and your child. However, if you went to the game with the person who gave you the tickets, this would be classified as entertainment. It is expected that gifts will be infrequently offered and/or accepted and only in special circumstances. Supervisors will be expected to closely scrutinize all gift activity.

         A.       Gifts

         1. All GIFTS (except promotional materials valued at under $50.00) that you give or receive from a third party that does business with MacKay, its affiliates or its clients, must be approved by the employee's Division Head and recorded on the firm's master gift log maintained by the Legal/Compliance Department. Accordingly, any employee that gives or receives any such gift (other than an item specifically exempted because it is valued at less than $50.00) must complete a "Gifts and Entertainment Report" (See Attachment A), and forward that report to the Legal/Compliance Department. In addition to the reporting requirement of "outside" gifts, if a manager awards goods and services to an employee (other than a traditional "congratulatory gift" such as baby shower gift or marriage gift etc.), it shall be considered a reportable gift under this policy and must be reported on the firm's master gift log.

         2. You may not accept any gift with a value in excess of $100 without the prior written approval of your supervisor. (Commemorative gifts relating to business transactions, e.g., Lucite tombstones are exempt from this requirement). (5) Should you be unaware of the item's value, or are unable to seek approval before taking possession of the item, please note that you may be asked to return the gift if you accepted it before receiving approval. As stated above, gifts are not expected to be frequently given or received by MacKay employees.

-------------
(5) To avoid any confusion or doubt, "prior" approval is not required for any gift valued at $100.00 or less.


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         B.         Entertainment

         1. All ENTERTAINMENT given to or received from a third party that does business with MacKay, its affiliates or its clients, must be approved by the employee's Division Head and recorded on the firm's master gift log. Exempted from this approval and reporting requirement are meals valued at $100.00 or less per person and any meal received by an employee during the course of his/her attendance of a "road-show" sponsored by an investment bank/issuer. Any entertainment that requires reporting must be made through the completion of a Gifts and Entertainment Report that must be filed with the Legal/Compliance Department.

         2. Wherever possible, every MacKay employees should seek permission from his/her Division Head before giving or accepting any ENTERTAINMENT valued at more than $100.00 (excluding meals), from any third party that does or seeks to do business with MacKay, its affiliates or its clients. Examples of the types of entertainment that should normally afford an employee the opportunity to seek and obtain advanced supervisory approval would include a golf outing or invitation to a company sponsored holiday party.

IV.      INVESTMENT PERSONNEL OF MUTUAL FUNDS AND REGISTERED REPRESENTATIVES

   A.    Investment Personnel of Mutual Funds

         MacKay employees who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities for registered mutual funds are deemed "Investment Personnel" under applicable securities laws (i.e., analysts and portfolio managers). As such, Investment Personnel are limited to accepting de minimis GIFTS from those third parties with which they do business. As a general rule, gifts valued at more than $50.00 would not be considered to be de minimis.

   B.    Registered Representatives

         MacKay employees who are registered representatives (e.g., Series 6 or 7) of an associated broker-dealer (i.e., NYLIFE Securities. Inc. or NYLIFE Distributors, Inc.) are prohibited from giving or receiving "anything of value" from any other person when the gratuity is in relation to the registered person's business activities. Excepted from this prohibition are GIFTS of up to $100.00 per year (in the aggregate) and certain occasional ENTERTAINMENT such as a meal, ticket to a sporting event or theater or a comparable type of entertainment (i.e., golf outing). Accordingly, every MacKay employee who is also a registered representative, must obtain PRIOR WRITTEN approval from the Legal/Compliance Department before giving or receiving any GIFT from a third party that does business with MacKay, its affiliates or its clients. It is only through this strict approval process can the firm ensure that all such gifts are appropriately monitored.

V.       QUARTERLY CERTIFICATION

         On a quarterly basis, every MacKay employee will be required certify their compliance with the G&E Policy by completing a "Quarterly Report on Gifts and Entertainment" (See attached Exhibit N).

VI.      PUBLIC FUND RESTRICTIONS

         There are significant restrictions on Gifts and Entertainment that may be accepted by Federal, State and Local Government officials. Because local laws vary and frequently change on a state by state and municipality by municipality basis, every employee that seeks to provide a public fund official with


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any gift or entertainment regardless of value), must obtain PRE-CLEARANCE of that item from compliance. As a guide, you should consult and follow your copy of the "Summary of State Gift Laws" and contact the Legal/Compliance Department with any approval requests or questions.

VII.     POLITICAL ACTIVITIES

         MacKay Shields encourages its employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of MacKay.

         Company contributions, direct or indirect, to any political candidate or party, or to any other organization that might use the contributions for a political candidate or party are prohibited, unless approved by the Compliance Committee. MacKay encourages employees to make individual, voluntary contributions to candidates.

         Although every employee is responsible for compliance with this G&E Policy, for your convenience, a summary of this policy is attached hereto as Exhibit O. If you have any questions regarding the foregoing, please feel free to contact the Legal/Compliance Department.


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                               MACKAY SHIELDS LLC
                         GIFTS AND ENTERTAINMENT POLICY
                                    EXHIBIT M

TO:      CHIEF COMPLIANCE OFFICER

                        REPORT OF GIFTS AND ENTERTAINMENT

Employee Reporting:              Employee Initials:     Supervisor Initials:
                   -------------                   ----                    -----
Please check one:                              Compliance Officer Initials:
                                                                           -----

Provider of Gift/Entertainment:  [ ]
Recipient of Gift/Entertainment: [ ]

              THIRD PARTY           ITEMS PROVIDED OR                             RELATIONSHIP WITH
        PROVIDER/RECIPIENT (E.G.,     RECEIVED (E.G.,     APPROXIMATE VALUE OF       PROVIDER OR       BUSINESS REASONS FOR
DATE       BROKER OR DEALER)        DINNER OR CONCERT)       EACH ITEM ($)            RECIPIENT        GIVING OR ACCEPTING
----       -----------------        ------------------       -------------            ---------        -------------------


                                          Confidential and Proprietary Materials

                               MACKAY SHIELDS LLC
                         GIFT AND ENTERTAINMENT POLICY
                                   EXHIBIT N

                   QUARTERLY REPORT ON GIFTS AND ENTERTAINMENT

Statement to MacKay Shields LLC by
                                  ----------------------------------------------
                                          (PLEASE PRINT YOUR FULL NAME)

For the calendar quarter ended
                              --------------------------------------------------

In connection with the firm's Gifts and Entertainment policies, the following is a list of all payments or items of value I have given to or received from Third Parties (defined for this purpose as any individuals, enterprises or organizations which conduct or seek to conduct business with MacKay Shields LLC, or which compete with the firm) during the quarter THAT WERE NOT PREVIOUSLY REPORTED TO THE COMPLIANCE DEPARTMENT. Examples of reportable items would include, but are not limited to: all gifts or entertainment (e.g., tickets to the theater or sporting events, golf fees or meals in excess of $100 per person, etc.), favors, services, hospitality, or any similar gratuity. I understand that I do not have to report certain individual gifts that are valued at under $50 or individual meals that are valued at under $100 per person.

        P = Provider of
      Gift/Entertainment
        R = Recipient of                                         ITEMS PROVIDED OR     APPROXIMATE  RELATIONSHIP WITH PROVIDER OR
      gift/Entertainment     THIRD PARTY PROVIDER/RECIPIENT  RECEIVED (E.G., DINNER  VALUE OF EACH            RECIPIENT
DATE  (Indicate "P" or "R")     (E.G., BROKER OR DEALER)           OR CONCERT)          ITEM ($)    REASONS FOR GIVING OR ACCEPTING


Attach additional sheets if necessary.

                                          Confidential and Proprietary Materials

I hereby certify that I have disclosed to MacKay Shields LLC all required gifts, entertainment and other payments that I have given to or received from third parties during the quarter.

Date:                                 Signature:
     --------------------------                 --------------------------------

                                          Confidential and Proprietary Materials

                               MACKAY SHILEDS LLC
                             GIFT AND ENTERTAINMENT
                                   EXHIBIT O

                     SUMMARY OF GIFTS & ENTERTAINMENT POLICY

1. The gift or entertainment must be consistent with good business practice, could not be construed as a bribe or corrupt the judgment of the recipient, does not obligate the recipient in any way and would not embarrass MacKay-Shields. Excessive gift or entertainment activity is not appropriate. Whether activity is excessive will be made on a case-by-case basis by your supervisor in consultation with the Compliance Department if needed. As professionals you are expected to use your best judgment in evaluating whether the frequency or magnitude of any activity is improper.

2. Gifts exceeding a value of $50 and individual meals exceeding $100 must be approved by your supervisor and reported to the Legal/Compliance Department on the form attached hereto as Exhibit M. Each employee will be required to file quarterly a certification, in the form attached as Exhibit N, stating the employee has complied with the above requirements.

3.   The giving or receipt of cash or its equivalent is not permitted.

4. Any expenses or receipts exceeding $100 must be approved by the employee's Division Head.

5. THE G&E POLICY RELATING TO GOVERNMENT/PUBLIC FUND OFFICIALS IS SUBJECT TO A SEPARATE POLICY. THAT POLICY IS SIGNIFICANTLY MORE RESTRICTIVE THAN THE POLICIES SET FORTH ABOVE. CONTACT COMPLIANCE IMMEDIATELY WHEN PRESENTED WITH SITUATIONS INVOLVING GIFT OR ENTERTAINMENT OF GOVERNMENT OFFICIALS.

6.   As general rule, employees should not solicit gifts.

7. Goods and services offered to you relating to contracts should be used to benefit MacKay Shields (if at all possible) and not individuals.

8. Additional restrictions apply to Registered Representatives of NYLIFE Securities Inc., NYLIFE Distributors, Inc. (collectively "Registered Representatives) and Investment Personnel for the mutual funds:

     a)   Registered Representatives

          Registered Representatives (in such capacity) may not receive or provide compensation or items of material value for the sale of securities from or to any organization or individual other than NYLIFE Securities Inc. or NYLIFE Distributors, Inc. without the prior approval of the Legal/Compliance Department

     b)

                                          Confidential and Proprietary Materials

     b)   Investment Personnel for the Mutual Funds

          Investment Personnel for the mutual funds may not accept gifts, other than de minimis gifts, from persons doing business with or on behalf of the Funds. As a general rule, gifts valued in excess of $50.00 may not be accepted.

OUR MOST VALUABLE ASSET IS OUR REPUTATION. IT IS EVERY EMPLOYEE'S RESPONSIBILITY TO SAFEGUARD THAT REPUTATION. THIS G&E POLICY IS DESIGNED TO GIVE YOU GUIDANCE AS TO WHAT IS APPROPRIATE ACTIVITY IN THE AREA OF GIFT & ENTERTAINMENT. SHOULD YOU HAVE ANY QUESTIONS CONCERNING THE G&E POLICY, PLEASE CONTACT THE LEGAL/COMPLIANCE DEPARTMENT IMMEDIATELY.


2